EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES THIRD QUARTER EARNINGS

Third Quarter 2017 Highlights

•	Net income per share increased 14 percent to $0.65
•	Adjusted net income per share increased 8.2 percent to $0.66
•	Integration of Dispensing Systems continues successfully

STAMFORD, CT, October 25, 2017 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported third quarter 2017 net income of $72.4 million, or $0.65 per diluted share, as compared to third quarter 2016 net income of $69.8 million, or $0.57 per diluted share.

"We reported adjusted net income per diluted share of $0.66 for the third quarter of 2017, an increase of 8 percent over the prior year period," said Tony Allott, President and CEO.  "We continue to be very pleased with the results of the recently acquired Dispensing Systems operations and its progress toward achieving the expected synergies.  Our plastic container business continues to benefit from our footprint optimization program and to deliver results in line with expectations," continued Mr. Allott.  "Our metal container business experienced volume declines as compared to the prior year primarily as a result of lower pack volumes which were unfavorably impacted by inclement weather in the western U.S. growing regions and lower soup volumes.  Our closures business was negatively impacted by cooler weather conditions throughout the summer which resulted in lower single-serve beverage
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SILGAN HOLDINGS
October 25, 2017

volumes as compared to record volumes in the prior year period. Additionally, we were negatively impacted by hurricanes in the quarter as each of our businesses experienced temporary plant shutdowns and logistical disruptions. Based upon our performance to date, we are maintaining our guidance and narrowing the range for our full year 2017 earnings estimate of adjusted net income per diluted share to $1.62 to $1.67," concluded Mr. Allott.

Adjusted net income per diluted share was $0.66 for the third quarter of 2017, after adjustments increasing net income per diluted share by $0.01.  Adjusted net income per diluted share was $0.61 for the third quarter of 2016, after adjustments increasing net income per diluted share by $0.04. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

All per share amounts for prior periods have been adjusted for the two-for-one stock split that occurred on May 26, 2017.

Net sales for the third quarter of 2017 were $1.27 billion, an increase of $127.3 million, or 11.2 percent, as compared to $1.14 billion in 2016.  This increase was the result of higher net sales in the closures business due to the acquisition of the Dispensing Systems operations in April 2017 as well as in the plastic container business, partially offset by lower net sales in the metal container business.

Income from operations for the third quarter of 2017 was $138.6 million, an increase of $16.2 million, or 13.2 percent, as compared to $122.4 million for the third quarter of 2016, and operating margin increased to 10.9 percent from 10.7 percent for the same periods.  The increase in income from operations was the result of higher income from operations in the closures business due to the benefit from the acquisition of Dispensing Systems as well as in the plastic container business, partially offset by lower income from operations in the metal container business. Rationalization charges were $0.6 million and $7.8 million in the third quarters of 2017 and 2016, respectively.

Interest and other debt expense for the third quarter of 2017 was $30.6 million, an increase of $13.3 million as compared to the third quarter of 2016.  This increase was primarily due to higher average
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SILGAN HOLDINGS
October 25, 2017

outstanding borrowings primarily as a result of additional borrowings for the acquisition of Dispensing Systems in April 2017 and higher weighted average interest rates, including the impact from increasing long-term fixed rate debt through the issuance in February 2017 of the 4 3/4% senior notes due 2025 and the 3 1/4% senior notes due 2025.

Metal Containers

Net sales of the metal container business were $772.4 million for the third quarter of 2017, a decrease of $25.0 million, or 3.1 percent, as compared to $797.4 million in 2016.  This decrease was primarily the result of lower unit volumes of approximately five percent and a less favorable mix of products sold, partially offset by the pass through of higher raw material costs and the impact of favorable foreign currency translation. The decrease in unit volumes was primarily due to a less favorable fruit and tomato pack as a result of poor weather conditions on the west coast of the United States and certain customer market activities that resulted in lower soup volumes in the quarter.

Income from operations of the metal container business in the third quarter of 2017 decreased $5.8 million to $92.2 million as compared to $98.0 million in 2016, and operating margin decreased to 11.9 percent from 12.3 percent over the same periods.  The decrease in income from operations was primarily attributable to lower unit volumes, a less favorable mix of products sold, the unfavorable impact from the contractual pass through to customers of indexed deflation, higher depreciation expense and foreign currency transaction losses in the current year quarter. These decreases were partially offset by lower rationalization charges, which were $0.4 million and $4.3 million in the third quarters of 2017 and 2016, respectively.

Closures

Net sales of the closures business were $357.3 million in the third quarter of 2017, an increase of $145.4 million, or 68.6 percent, as compared to $211.9 million in the third quarter of 2016.  This increase was primarily the result of the inclusion of the recently acquired Dispensing Systems operations, the pass through of higher raw material costs and the impact of favorable foreign currency translation, partially offset by lower unit volumes of approximately seven percent in the legacy closures operations principally as a result of a decline in single-serve beverages due to cooler weather conditions in major markets served as compared to record volumes in the third quarter of  2016.
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SILGAN HOLDINGS
October 25, 2017

Income from operations of the closures business for the third quarter of 2017 increased $16.9 million to $45.3 million as compared to $28.4 million in 2016, while operating margin decreased to 12.7 percent from 13.4 percent over the same periods.  The increase in income from operations was primarily due to the acquisition of Dispensing Systems, partially offset by lower unit volumes in the legacy closures operations.

Plastic Containers

Net sales of the plastic container business were $137.2 million in the third quarter of 2017, an increase of $6.9 million, or 5.3 percent, as compared to $130.3 million in the third quarter of 2016.  This increase was principally due to the pass through of higher raw material costs, higher volumes of approximately three percent and the impact of favorable foreign currency translation.

Income from operations of the plastic container business for the third quarter of 2017 was $6.5 million, an increase of $5.7 million as compared to $0.8 million in 2016, and operating margin increased to 4.7 percent from 0.6 percent over the same periods.  The increase in income from operations was primarily attributable to lower manufacturing costs, lower rationalization charges and higher volumes, partially offset by the unfavorable impact from the lagged pass through to customers of higher resin costs and higher depreciation expense.   Rationalization charges were $0.1 million and $3.5 million in the third quarters of 2017 and 2016, respectively.

Nine Months

Net income for the first nine months of 2017 was $123.5 million, or $1.11 per diluted share, as compared to net income for the first nine months of 2016 of $129.7 million, or $1.07 per diluted share.  Adjusted net income per diluted share for the first nine months of 2017 was $1.32 versus $1.14 in the prior year period, after adjustments increasing net income per diluted share by $0.21 for the first nine months of 2017 and adjustments increasing net income per diluted share by $0.07 for the first nine months of 2016.

Net sales for the first nine months of 2017 increased $287.1 million, or 10.2 percent, to $3.09 billion as compared to $2.81 billion for the first nine months of 2016.  This increase was primarily a result of the acquisition of Dispensing Systems, the pass through of higher raw material costs across all businesses,
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SILGAN HOLDINGS
October 25, 2017

higher volumes in the plastic container business and the impact of favorable foreign currency translation, partially offset by lower unit volumes in the metal container business and legacy closures operations and a less favorable mix of products sold in the plastic container business.

Income from operations for the first nine months of 2017 was $270.6 million, an increase of $23.1 million, or 9.3 percent, from the same period in 2016, while operating margin decreased slightly to 8.7 percent from 8.8 percent for the same periods.  The increase in income from operations was a result of higher income from operations in each of the businesses. These increases were primarily due to the acquisition of Dispensing Systems, lower manufacturing costs in each of the businesses, lower rationalization charges and higher volumes in the plastic container business. These increases were partially offset by acquisition related costs of $23.8 million, lower unit volumes in the metal container business and legacy closures operations, the unfavorable impact in the metal container business related to a $3.0 million charge for the resolution of a past non-commercial legal dispute and the contractual pass through to customers of indexed deflation, higher depreciation expense, the unfavorable impact from the lagged pass through to customers of higher resin costs in the plastic container business and the unfavorable impact from foreign currency transaction losses in the current year period.  Income from operations for the first nine months of 2017 included the unfavorable impact from the write-up of inventory for purchase accounting related to Dispensing Systems.  Rationalization charges were $4.5 million and $13.9 million in the first nine months of 2017 and 2016, respectively.

Interest and other debt expense before loss on early extinguishment of debt for the first nine months of 2017 was $80.2 million, an increase of $29.5 million as compared to the same period in 2016.  This increase was primarily due to higher average outstanding borrowings primarily as a result of additional borrowings for the acquisition of Dispensing Systems in April 2017 and higher weighted average interest rates, including the impact from increasing long-term fixed rate debt through the issuance in February 2017 of the 4 3/4% senior notes due 2025 and the 3 1/4% senior notes due 2025.  Loss on early extinguishment of debt of $7.1 million in 2017 was a result of the prepayment of outstanding U.S. term loans and Euro term loans under the previous senior secured credit facility in conjunction with the issuance of the new senior notes and the partial redemption of the 5% senior notes due 2020 in April 2017.

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SILGAN HOLDINGS
October 25, 2017

The effective tax rate for the first nine months of 2017 was 32.6 percent as compared to 34.1 percent for the first nine months of 2016. The effective tax rate in 2016 was unfavorably impacted largely by the cumulative adjustment of a change in tax law in a certain foreign jurisdiction.

Outlook for 2017

The Company narrowed its estimate of adjusted net income per diluted share for the full year of 2017, which excludes transaction related costs attributed to announced acquisitions, rationalization charges and loss from early extinguishment of debt, to a range of $1.62 to $1.67 from a range of $1.60 to $1.70.  This estimate compares to adjusted net income per diluted share for the full year of 2016 of $1.38.

The Company is providing an estimate of adjusted net income per diluted share for the fourth quarter of 2017, which excludes transaction related costs attributed to announced acquisitions and rationalization charges, in the range of $0.30 to $0.35.  This estimate compares to adjusted net income per diluted share of $0.24 in the fourth quarter of 2016.
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SILGAN HOLDINGS
October 25, 2017

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the third quarter of 2017 at 11:00 a.m. eastern time on October 25, 2017.  The toll free number for those in the U.S. and Canada is (888) 713-3592, and the number for international callers is (719) 325-2204.  For those unable to listen to the live call, a taped rebroadcast will be available through November 8, 2017.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 8205546.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales, on a pro forma basis to include the Dispensing Systems operations which was acquired on April 6, 2017, of approximately $4.2 billion in 2016.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2016 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions, except per share amounts)

	Third Quarter		Nine Months
	2017	2016	2017	2016

Net sales	$1,266.9	$1,139.6	$3,094.1	$2,807.0

Cost of goods sold	1,054.3	957.7	2,591.8	2,383.5

Gross profit	212.6	181.9	502.3	423.5

Selling, general and administrative expenses	73.4	51.7	227.2	162.1

Rationalization charges	0.6	7.8	4.5	13.9

Income from operations	138.6	122.4	270.6	247.5

Interest and other debt expense before loss on early extinguishment of debt	30.6	17.3	80.2	50.7

Loss on early extinguishment of debt	-	-	7.1	-

Interest and other debt expense	30.6	17.3	87.3	50.7

Income before income taxes	108.0	105.1	183.3	196.8

Provision for income taxes	35.6	35.3	59.8	67.1

Net income	$72.4	$69.8	$123.5	$129.7

Earnings per share: (1)
Basic net income per share	$0.66	$0.58	$1.12	$1.07
Diluted net income per share	$0.65	$0.57	$1.11	$1.07

Cash dividends per common share (1)	$0.09	$0.09	$0.27	$0.26

Weighted average shares (000's): (1)
Basic	110,391	120,891	110,327	120,934
Diluted	111,427	121,658	111,323	121,675

(1)	Per share and share amounts have been adjusted for the two-for-one stock split that occurred on May 26, 2017.

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2017	2016	2017	2016
Net sales:
Metal containers	$772.4	$797.4	$1,768.3	$1,780.4
Closures	357.3	211.9	904.1	614.6
Plastic containers	137.2	130.3	421.7	412.0
Consolidated	$1,266.9	$1,139.6	$3,094.1	$2,807.0

Income from operations:
Metal containers (a)	$92.2	$98.0	$185.5	$181.5
Closures (b)	45.3	28.4	103.0	78.2
Plastic containers (c)	6.5	0.8	20.0	1.9
Corporate (d)	(5.4)	(4.8)	(37.9)	(14.1)
Consolidated	$138.6	$122.4	$270.6	$247.5

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2017	2016	2016
Assets:
Cash and cash equivalents	$199.2	$93.6	$24.7
Trade accounts receivable, net	702.3	515.6	288.2
Inventories	704.4	638.1	603.0
Other current assets	62.5	51.1	46.3
Property, plant and equipment, net	1,472.3	1,171.2	1,157.0
Other assets, net	1,880.4	1,031.9	1,030.2
Total assets	$5,021.1	$3,501.5	$3,149.4

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$678.9	$512.1	$644.7
Current and long-term debt	3,106.2	1,818.4	1,561.6
Other liabilities	612.9	419.3	473.7
Stockholders' equity	623.1	751.7	469.4
Total liabilities and stockholders' equity	$5,021.1	$3,501.5	$3,149.4

(a)
Includes rationalization charges of $0.4 million and $4.3 million for the three months ended September 30, 2017 and 2016, respectively, and $3.3 million and $8.3 million for the nine months ended September 30, 2017 and 2016, respectively.  Includes a $3.0 million charge for the nine months ended September 30, 2017 related to the resolution of a past non-commercial legal dispute.

(b)	Includes rationalization charges of $0.1 million for the three months ended September 30, 2017 and $0.5 million for each of the nine months ended September 30, 2017 and 2016.
(c)
Includes rationalization charges of $0.1 million and $3.5 million for the three months ended September 30, 2017 and 2016, respectively, and $0.7 million and $5.1 million for the nine months ended September 30, 2017 and 2016, respectively.

(d)	Includes costs attributed to announced acquisitions of $0.8 million and $23.8 million for the three and nine months ended September 30, 2017, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2017	2016

Cash flows provided by (used in) operating activities:
Net income	$123.5	$129.7
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	129.7	110.3
Rationalization charges	4.5	13.9
Loss on early extinguishment of debt	7.1	-
Other changes that provided (used) cash, net of effects from acquisition:
Trade accounts receivable, net	(285.9)	(231.7)
Inventories	(2.9)	(6.5)
Trade accounts payable and other changes, net	19.6	(27.2)
Net cash used in operating activities	(4.4)	(11.5)

Cash flows provided by (used in) investing activities:
Purchase of business, net of cash acquired	(1,028.7)	-
Capital expenditures	(124.2)	(151.5)
Proceeds from asset sales	0.5	8.9
Net cash used in investing activities	(1,152.4)	(142.6)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(30.4)	(31.3)
Changes in outstanding checks – principally vendors	(78.9)	(101.8)
Net borrowings and other financing activities	1,440.6	280.9
Net cash provided by financing activities	1,331.3	147.8

Cash and cash equivalents:
Net increase (decrease)	174.5	(6.3)
Balance at beginning of year	24.7	99.9
Balance at end of period	$199.2	$93.6

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)(2)
(UNAUDITED)
For the quarter and nine months ended September 30,

Table A

	Third Quarter		Nine Months
	2017	2016	2017	2016

Net income per diluted share as reported	$0.65	$0.57	$1.11	$1.07

Adjustments:
Rationalization charges	-	0.04	0.03	0.07
Loss on early extinguishment of debt	-	-	0.04	-
Costs attributed to announced acquisitions	0.01	-	0.14	-
Adjusted net income per diluted share	$0.66	$0.61	$1.32	$1.14

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)(2)
 (UNAUDITED)
For the quarter and year ended,

        Table B

	Fourth Quarter			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2017	2017	2016	2017	2017	2016
Net income per diluted share as estimated
for 2017 and as reported for 2016	$0.30	$0.35	$0.20	$1.41	$1.46	$1.27

Adjustments:
Rationalization charges	-	-	0.03	0.03	0.03	0.10
Loss on early extinguishment of debt	-	-	-	0.04	0.04	-
Costs attributed to announced acquisitions	-	-	0.01	0.14	0.14	0.01
Adjusted net income per diluted share
as estimated for 2017 and presented for 2016	$0.30	$0.35	$0.24	$1.62	$1.67	$1.38

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company's management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the ongoing cost structure of the Company.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Per share amounts have been adjusted for the two-for-one stock split that occurred on May 26, 2017.